SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2009

SIMMONS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-124138	20-0646221

(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800
Atlanta, Georgia	30328-6188

(Address of Principal Executive Offices)	(Zip Code)

770-512-7700
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On February 5, 2009, Simmons Bedding Company (“Simmons Bedding”), a subsidiary of Simmons Company, and a committee (the “Committee”) representing approximately sixty percent of the outstanding $200.0 million 7.875% senior subordinated notes due 2014 (the “Notes”) approved a form of Forbearance Agreement to the Indenture (“Forbearance Agreement”).  If accepted by more than seventy-five percent of the holders of the Notes, the Forbearance Agreement would result in the holders and trustee of the Notes agreeing to forbear from exercising their default-related rights and remedies through March 31, 2009 for certain specified defaults against Simmons Bedding and Simmons Company, The Simmons Manufacturing Co., LLC, World of Sleep Outlets, LLC, Simmons Contract Sales, LLC, Windsor Bedding Co., LLC, Simmons Export Co., Dreamwell, Ltd., and Simmons Capital Management, LLC (collectively, the “Guarantors”),  subject to earlier termination in some circumstances.  Simmons Bedding is seeking the forbearance period in order to give it time to pursue an organized financial restructuring which would significantly reduce the leverage on its balance sheet.  Simmons Bedding and its affiliates plan to work with its various stakeholders to design and implement such a restructuring in a manner that preserves and protects its relationships with customers and suppliers in an effort to maximize value.

The Forbearance Agreement contains additional terms not described above and Simmons Company refers you to the full text of the Forbearance Agreement, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference, for a full exposition of the terms of the Forbearance Agreement.  Capitalized words used as defined terms herein and not otherwise defined shall have the meanings ascribed to them in the Forbearance Agreement.  Simmons Bedding issued a press release announcing approval of the presentation of the Forbearance Agreement by the Committee, a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

This report includes forward-looking statements that reflect Simmons Company and its subsidiaries’ (collectively referred to as “Simmons”) current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this report speak only as of the date of this report. These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations.  These factors include, but are not limited to: (i) competitive pressures in the bedding industry; (ii) general economic and industry conditions; (iii) the success of Simmons’s new products and the future costs to roll out such products; (iv) legal and regulatory requirements; (v) interest rate and credit market risks; (vi)  compliance with covenants in, and any defaults under, Simmons’s debt agreements or instruments; (vii) Simmons’s ability to comply with the terms of the forbearance agreements or to develop and implement an organized financial restructuring on acceptable terms, on a timely basis or at all; (viii) increased cost of credit and associated fees resulting from the forbearance extension and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the notes or other indebtedness; (ix) lender calls requiring Simmons to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants which could in turn result in a default under Simmons’s subordinated notes and discount notes and Simmons Holdco’s term loan facility; (x) Simmons’s relationships with and viability of its suppliers; (xi) fluctuations in Simmons’s costs of raw materials and energy prices; (xii) Simmons’s relationship with and viability of significant customers and licensees; (xiii) Simmons’s ability to increase prices on our products and the effect of these price increases on its unit sales; (xiv) an increase in Simmons’s return rates and warranty claims; (xv) Simmons’s labor relations; (xvi) encroachments on Simmons’s intellectual property; (xvii) Simmons’s product liability claims; (xviii) Simmons’s level of indebtedness; (xix) foreign currency exchange rate risks; (xx) Simmons’s future acquisitions; (xxi) Simmons’s ability to achieve the expected benefits from any personnel realignments; (xxii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiii) Simmons’s ability to maintain sufficient liquidity to operate its business; and (xxiv) other risks and factors identified from time to time in Simmons’s reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1           Form of Forbearance Agreement to Indenture

99.2           Simmons Bedding Press Release, dated February 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMMONS COMPANY

By:	/s/ William S. Creekmuir
William S. Creekmuir
Executive Vice President and Chief Financial Officer

Date:	February 5, 2009